Exhibit 10.21.2

AMENDMENT

YRC WORLDWIDE INC. DEFINED CONTRIBUTION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective January 1, 2005)

WHEREAS, YRC Worldwide Inc. (the “Company”) maintains the YRC Worldwide Inc. Defined Contribution Supplemental Executive Retirement Plan (the “Plan”) for the purpose of providing deferred compensation for a select group of management and highly compensated employees of the Company and its participating affiliates;

WHEREAS, Section 5.1 of the Plan provides that the Company, through action of its Board of Directors or its delegated representative, may amend the Plan at any time;

WHEREAS, the Company has determined to amend the Plan to eliminate Employer Make-Up Accruals after May 31, 2008;

NOW, THEREFORE, BE IT RESOLVED THAT effective June 1, 2008, the Plan shall be amended as set forth below:

Section 3.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

3.1 Employer Make-Up Accruals. Each Participant whom the Committee designates as eligible for Employer Make-Up Accruals for a Plan Year will be credited with an annual accrual equal to the non-matching employer contribution the Participant would have received for such year under the applicable Underlying Plan without regard to the section 401(a)(17) of the Code compensation limitation in effect under such plan (e.g., $230,000 for 2008), minus the actual non-matching employer contribution credited to the Participant’s account under the applicable underlying Plan for such year. Effective June 1, 2008, Participants shall no longer receive Employer Make-Up Accruals.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on the 30th day of May, 2008.

YRC WORLDWIDE INC.

By:	/s/ Harold D. Marshall
Name:	Harold D. Marshall
Title:	Vice President – Employee Benefits